Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of The Sands Regent on Form S-8 of our report dated September 22, 2004, appearing in the Annual Report on Form 10-K of The Sands Regent for the year ended June 30, 2004 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Reno, Nevada

December 16, 2004